Exhibit 3.208

AMENDED & RESTATED OPERATING DECLARATION/AGREEMENT

FOR

HORIZON BUILDING SERVICES, LLC

A COLORADO LIMITED LIABILITY COMPANY

This AMENDED & RESTATED OPERATING DECLARATION/AGREEMENT (“Operating Agreement) is made and entered into as of May 6, 2013 (“Restatement Date”), to govern HORIZON BUILDING SERVICES, LLC, a Colorado limited liability company. Century Land Holdings, LLC, a Colorado limited liability company, is the sole member in which management is vested, hereinafter referred to as the “Managing Member”.

RECITALS

WHEREAS, the Company’s Operating Declaration/Agreement was entered into effective as of October 16, 2002 (the “Prior-Agreement”);

WHEREAS, the initial Managing Member (“Former Member”, Century Communities, Inc., a Delaware corporation, formerly known as Century Communities Colorado, LLC, a Colorado limited liability company), has transferred its entire Membership Interest in the Company to the current Managing Member (i.e., Century Land Holdings, LLC);

WHEREAS, the Company and the current Managing Member now desire to amend and restate the Prior-Agreement in its entirety;

NOW THEREFORE, in consideration of the mutual benefits from this Operating Agreement and the parties’ respective promises and covenants, the parties hereby agree to and amend and restate the Prior-Agreement in its entirety as follows:

ARTICLE I

FORMATION OF COMPANY

1.1. Articles of Organization. This Company is organized pursuant to the provisions of the COLORADO LIMITED LIABILITY COMPANY ACT (the “Act”, codified at Colorado Revised Statues §7-80-100 et seq. as it may be amended from time to time) and pursuant to Articles of Organization filed with the Secretary of State on May 23, 2002 and as amended October 16, 2002. The rights and obligations of the Company and the Managing Member shall be provided in this Operating Agreement.

1.2. Conflict between Articles of Organization and this Operating Agreement. If there is any conflict between the provisions of the Articles of Organization and this Operating Agreement, the terms of the Articles of Organization, as amended, shall control. This Operating Agreement superseded the Prior-Agreement in its entirety as of the Restatement Date.

1.3. Purpose. The Company has been formed to acquire, finance, manage, improve, sell, transfer, convey, lease, exchange or otherwise dispose of, operate, encumber, and hold and otherwise deal in real and personal property of all kinds and securities, limited partnership interests, general partnership interests, corporate securities, promissory notes, choses in action and deeds of trust and other instruments from time to time, and to engage in any and all activities related or incidental thereto and to engage in any other business activities that it may lawfully do so in order to carry out its purposes, the Company is empowered and authorized to do any and all acts and things appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purpose and for the profits and benefits of the Company.

1.4. Tax Treatment. During such time as there is only one Managing Member of the Company, the Company shall be treated as a disregarded entity for federal income tax purposes.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1. Transfer of Membership Interest by Former Member. The Former Member hereby acknowledges and confirms that Former Member has transferred its entire interest in the Company to the current Managing Member as of the Restatement Date.

2.2 Capital Contributions. The Company hereby acknowledges the receipt and sufficiency of the capital contributions made by the Former Member prior to the Restatement Date and the current Managing Member has succeeded to the capital contributions made by the Former Member.

2.3. Additional Capital Contributions. No Managing Member shall be required to make additional capital contributions. A Managing Member may make additional capital contributions to the Company.

2.4. Loans. The Company may, as determined by the Managing Member, borrow money from one or any Managing Member, or third person upon such terms and conditions as the Managing Member shall determine in its sole discretion.

ARTICLE III

ALLOCATION OF

PROFIT AND LOSS; DISTRIBUTIONS

3.1. Allocations and Distributions. All income, gains, losses, credits and deductions shall be allocated to and reported to the Managing Member in accordance with the Managing Member’s Membership Interest as a sole proprietor for federal income taxes.

3.2. Distributions. All distributable cash (as determined by the Manager) shall be distributed to the Member in proportion to its relative Membership Interest.

ARTICLE IV

MANAGING MEMBER

4.1. Management by Managing Member. The rights, duties and responsibilities of the Managing Member shall be governed by the Act. Such provisions are hereinafter incorporated into this Agreement by reference. Without limiting the generality of the foregoing, the Managing Member shall have the powers set forth in Paragraph 2 of Article 4.

4.2. Rights, Powers and Duties of Managing Member.

(a) Management and Control of the Company.

(1) The business and affairs of the Company shall be managed exclusively by the Managing Member. The Managing Member shall direct, manage and control the business of the Company to the best of such Managing Member’s ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Managing Member shall deem to be reasonably required in light of the Company’s business and objectives.

(2) The Managing Member may, if appropriate, establish, if Company funds are available, reserves for working capital and for payment of taxes, insurance, debt service, repairs, replacements or renewals, or other costs and expenses incident to the operation of the Company and the Property and for such other purposes as the Managing Member may determine and thereafter shall maintain such reserves in such amounts as the Managing Member deems appropriate under the circumstances to the extent that any such reserves are not in conflict with any other provisions of this Agreement regarding any required disbursements.

(b) Authority of the Managing Member. The Managing Member for, and in the name and on behalf of the Company, is hereby authorized:

(1) to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the purchase, financing, development, management, operation and disposition of the Company and the Property or any portion thereof;

(2) employ on behalf of the Company agents, employees, accountants, lawyers, clerical help and such other assistance and services as the Managing Member may deem proper and to pay therefor such remuneration as the Managing member may deem reasonable and appropriate;

(3) pay insurance premiums, property taxes and other amounts necessary or appropriate to the management, administration, conservation, improvement, development or operation of the Company and the Property;

(4) make and enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the Managing Member may deem advisable or appropriate;

(5) sue and be sued, complain and defend in the name of and on behalf of the Company;

(6) to operate, maintain, finance, approve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any real estate or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(7) borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company and secure the same by mortgage, pledge or other lien on any property;

(8) execute, in furtherance of any and all of the purposes of the Company, any deed, easement, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Property;

(9) care for and distribute funds to the Managing Member by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and to perform all matters in furtherance of the objectives of the Company or this Agreement;

(10) purchase from or through others contract, liability, casualty or other insurance for the protection of the properties or affairs of the Company, or the Managing Member, or for any purpose convenient or beneficial to the Company;

(11) pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Company or the Property, and for such purposes, to make such returns and to do other such acts or things as may be deemed necessary and advisable by the Company; to perform all acts and duties relating to the payment of all indebtedness, taxes and assessments; and to negotiate and enter into such agreements deemed necessary and advisable to operate the Property and the Company;

(12) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each State in which the Company is then formed or qualified to do business. Any person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member with respect to one or more of the following:

(i) the identity of any Managing Member hereof;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a Managing Member or in any other manner germane to the affairs of the Company;

(iii) the persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Managing Member.

(c) Duties, Obligations and Agreements of the Managing Member. The initial number of Managing Members shall be one (1) Managing Member. The number of Managing Members may be changed by the vote or consent of the Managing Member.

ARTICLE V

WITHDRAWAL OF A MANAGING MEMBER

5.1. Withdrawal of a Managing Member. For purposes of this Agreement, a “Withdrawn Managing Member” is a member who is bankrupt, has resigned, or has retired (a “Withdrawal Event”). Upon a Withdrawal Event, the Withdrawn Managing Member or any successor in interest to the Withdrawn Managing Member shall become an Assignee of the Withdrawn Member’s Membership Interest in the Company.

5.2. Rights of Assignee. The Assignee of a Membership Interest shall be entitled to receive distributions and profits and losses attributable to the Membership Interest in the Company and the Assignee shall become a substitute Managing Member.

ARTICLE VI

DISSOLUTION

6.1. Dissolution. The Company shall be dissolved and its assets distributed as provided in the Act.

ARTICLE VII

DISSOLUTION OF MANAGING MEMBER

7.1. Dissolution of a Member. Upon the dissolution of a Managing Member, Membership Interests owned by the dissolved entity may be voted by successors in interest, either in person or by proxy without a transfer of such Membership Interests into the name of the successors in interest

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1. Inurement. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and each person entering into this Agreement acknowledges that this Agreement constitutes the sole and complete representation made to him or her regarding the Company, its purpose and business, and that no oral or written representations or warranties of any kind or nature have been made regarding the proposed investments, nor any promises, guarantees, or representations regarding income or profit to be derived from any future investment.

8.2. Modification. This Agreement may be modified from time to time as necessary only by the written agreement of the Company, acting through the vote or consent of its Managing Member.

8.3. Severability. The provisions of this Agreement are severable and separate, and if one or more is voidable or void by statute or rule of law, the remaining provisions shall be severed therefrom and shall remain in full force and effect.

8.4. Governing Law. This Agreement and its terms are to be construed according to the laws of the State of Colorado.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal as of the Restatement Date.

MANAGING MEMBER:	CENTURY LAND HOLDINGS, LLC a Colorado limited liability company

	By:	/s/ Dale Francescon
Dale Francescon, Authorized Signatory

FORMER MEMBER:	CENTURY COMMUNITIES, INC., a Delaware corporation

	By:	/s/ Dale Francescon
Dale Francescon
	Its:	Co-CEO

Signature Page